EXHIBIT 10.4

Date: September 27, 2010

To

Mikroman Madencilik Mining

Hisarardi Koyo

Yatagan Mugla

Turkey

Dear Murat, Serhat, Karabay,

For the sake of establishing a binding long term agreement between CaesarStone and Mikroman, and following your meeting with Mr. Shay Ismach on January 18, 2010, below are proposed terms of agreement with respect to Microman’s supply of Quartzite (fractions, powder and lumps) to CaesarStone starting from January 2010 and until December 2014 (the “Term”). Upon your signing on the approval at the bottom of this letter, it will constitute a binding agreement between Microman and CaesarStone.

1. CaesarStone estimates that it will order from Microman in each calendar year the following “Estimated Quantities”:

Estimated Quantities per year	Fractions	Powder	Lumps
2010	* tons	-	In accordance with section 2 below
2011	* tons	* tons
2012	* tons	* tons
2013	* tons	* tons
2014	* tons	* tons

2.	During each calendar year CaesarStone will be entitled to purchase from Microman lumps at a quantity that will be up to the quantity of fractions and powder that it would order from Microman during the same year.

3.	CaesarStone will submit to Microman once a year a working plan with a non-binding purchases projection. CaesarStone will be committed to its Purchase Orders and shall deliver to Microman a binding Purchase Order on a monthly basis. Microman undertakes to supply to CaesarStone, during the Term, all its Purchase Orders up to the Estimated Quantities (as defined in section 1 above).

4.	Microman will charge from CaesarStone the following prices for Quartzite:

Year	Fractions and powder	lumps
2010	$* per ton FOB Izmir	$* per ton FOB Gulluk
2011	$* per ton FOB Izmir	$* per ton FOB Gulluk
2012 — 2014	To be mutually agreed by the parties according to the then applicable market prices

5.	The fractions, powder and lumps will be supplied in a timely manner in accordance with CaesarStone’s quality standards and specifications as will be updated by CaesarStone from time to time.

6.	Microman will maintain in confidence the terms of this agreement as well as any other confidential information of CaesarStone without time limitation.

7.	This agreement and its performance will be governed by the English law and subject to the jurisdiction of the competent courts in England. Without derogating from the generality and validity of the foregoing, CaesarStone shall be entitled, at its sole discretion, to initiate legal proceedings related to this Agreement in Turkey, and in such case only same proceeding will be subject to the jurisdiction of the competent courts in Turkey.

This Agreement constitutes the entire agreement between Microman and CaesarStone, and all prior understandings and/or commitments of any of the parties with respect to the matters covered herein are superseded and null.

If the foregoing meets with your approval and acceptance, please so indicate by signing both counterparts of this Letter Agreement as provided below and return one fully executed copy to us.

s/ Yos Shiran/
CaesarStone Sdot Yam Ltd
By: Yosef Shiran, Chief Executive Officer

We hereby undertake and approve our consent to all of the above.

Microman Madencilik Mining	Date
By: